[Letterhead of Luse Gorman Pomerenk & Schick, P.C.]





(202) 274-2000

September 10, 2003

The Board of Directors
Provident Bancorp, Inc.
400 Rella Boulevard
Montebello, New York  10901

                  Re:      Provident Bancorp, Inc.
                           Common Stock, Par Value $0.01 Per Share
                           ---------------------------------------

Gentlemen:

         You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of the common stock, par value $0.01 per share ("Common Stock") of Provident Bancorp, Inc. (the "Company"). We have reviewed the Company's Certificate of Incorporation, Registration Statement on Form S-4 (the "Form S-4"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

         We are of the opinion that upon the declaration of effectiveness of the Form S-4, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

         We hereby consent to our firm being referenced under the caption "Legal Matters" and to the filing of this opinion as an exhibit to the Form S-4.

                                    Very truly yours,


                                    /s/ Luse Gorman Pomerenk & Schick, P.C.


                                    LUSE GORMAN POMERENK & SCHICK
                                    A PROFESSIONAL CORPORATION